Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 5, 2013
Contact:	John B. Williamson, III
President and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

FIRST QUARTER FINANCIAL RESULTS

ROANOKE, Va. (February 5, 2013)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,554,153 or $0.33 per average share outstanding for the quarter ended December 31, 2012. This compares to consolidated earnings of $1,834,912 or $0.40 per average share outstanding for the quarter ended December 31, 2011. President and CEO John Williamson attributed the decrease in earnings to a decrease in gross margins and higher operating expenses.

Earnings for the twelve months ending December 31, 2012 were $4,015,986 or $0.86 per share compared to $4,519,021 or $0.98 per share for the twelve months ended December 31, 2011. Williamson attributed the decrease in earnings to significantly warmer weather reducing heating sales volumes and higher operating expenses.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2012 are not indicative of the results to be expected for the fiscal year ending September 30, 2013 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$18,746,592	$18,499,176	$59,047,103	$66,750,288
Cost of sales	10,810,109	10,369,549	32,307,150	39,580,659

Gross margin	7,936,483	8,129,627	26,739,953	27,169,629
Other operating expenses	4,969,350	4,710,783	18,425,085	18,054,037
Interest expense	459,461	458,999	1,831,347	1,829,528

Income before income taxes	2,507,672	2,959,845	6,483,521	7,286,064
Income tax expense	953,519	1,124,933	2,467,535	2,767,043

Net income	$1,554,153	$1,834,912	$4,015,986	$4,519,021

Net earnings per share of common stock:
Basic	$0.33	$0.40	$0.86	$0.98

Diluted	$0.33	$0.40	$0.86	$0.98

Cash dividends per common share	$1.1800	$0.1750	$1.7050	$0.6850

Weighted average number of common shares outstanding:
Basic	4,677,841	4,630,166	4,659,422	4,610,295
Diluted	4,677,841	4,635,654	4,661,565	4,617,162

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
Assets	2012	2011
Current assets	$27,855,754	$33,339,618
Total property, plant and equipment, net	91,984,682	86,758,618
Other assets	8,650,084	7,750,810

Total Assets	$128,490,520	$127,849,046

Liabilities and Stockholders’ Equity
Current liabilities	$31,273,411	$31,303,768
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	36,783,200	33,454,304

Total Liabilities	81,056,611	77,758,072
Stockholders’ Equity	47,433,909	50,090,974

Total Liabilities and Stockholders’ Equity	$128,490,520	$127,849,046